Exhibit 99.1

GlyEco Completes Acquisition of Brian’s On-Site Recycling

ROCK HILL, SC / ACCESSWIRE / June 24, 2016 / – A leader in sustainable glycol technologies, GlyEco, Inc. ("GlyEco" or the "Company") (“GLYE”), announced today that it has completed the acquisition of Brian’s On-Site Recycling, Inc., based in Tampa, Florida.

Brian’s On-Site Recycling was established in 1998 by Brian Fidalgo after working in the automotive industry for over 30 years. Mr. Fidalgo felt a need for specialty services, so he took his many years of experience in the automotive industry, combined it with a drive for customer service and product excellence, and created his own company. Brian’s On-Site Recycling services auto mechanic shops, dealerships, and individuals in Tampa and the surrounding areas.

“The acquisition of Brian’s On-Site Recycling allows us to further grow our market share in the State of Florida and increases our specialty products and services offerings,” stated Grant Sahag, the Company’s Chief Executive Officer and President. “We’re confident that Brian Fidalgo II, who will continue as the Managing Partner of our Florida processing center, will grow the Company’s business with the creativity and determination that he’s displayed over the several years our two companies have been working together.”

“I am excited to join the GlyEco team and to continue to provide the high-quality products and customer service that Brian’s On-Site Recycling’s customers have received from the Fidalgo family for almost a century,” stated Mr. Fidalgo. “We are excited to rollout GlyEco’s trusted products and service to Brian’s On-Site Recycling’s customers and beyond. As GlyEco, we will continue our dedication to being the very best in the glycol recycling and distribution business.”

About GlyEco, Inc.

GlyEco collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary and patented technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application. We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

For further information, please visit: http://www.glyeco.com

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco’s operations, please refer our filings with the Securities and Exchange Commission (“SEC”). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

Contact:

GlyEco, Inc.

Ian Rhodes

Chief Financial Officer

irhodes@glyeco.com

866-960-1539 ext. 701

SOURCE: GlyEco, Inc.